UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2014

Marin Software Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-35838	20-4647180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Mission Street, 25th Floor San Francisco, California 94105	94105
(Address of principal executive offices)	(Zip Code)

(415) 399-2580

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Election of a New Director.

On October 13, 2014, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Marin Software Incorporated (the “Company”) approved the appointment of Daina Middleton as a director of the Company, with immediate effect. In connection with the appointment to the Board, Ms. Middleton will enter into the Company’s standard indemnification agreement for directors.

In connection with the appointment, the Board approved expanding the size of the Board to nine directors. Ms. Middleton was appointed as a Class I Director of the Company, along with Paul R. Auvil and L. Gordon Crovitz. Ms. Middleton shall hold office for a term expiring at the 2017 Annual Meeting of the Company’s stockholders, which is the next stockholder meeting at which Class I Directors will be elected.

Upon the effective date of her appointment to the Board, Ms. Middleton was granted an option to purchase 30,000 shares of common stock of the Company pursuant to the Company’s 2013 Equity Incentive Plan. The exercise price of each option was $8.41 per share, the closing price of the Company’s common stock on the date of grant. The shares vest ratably over three years, with one-third of the shares vesting on each yearly anniversary of the date of grant. Any unvested shares will accelerate upon a change of control of the Company.

At the time of the appointment, the Board approved expanding the size of the Nominating and Corporate Governance Committee to three directors and appointed Ms. Middleton to serve as a member of the Nominating and Corporate Governance Committee, along with Mr. Crovitz and Bruce Dunlevie.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marin Software Incorporated

Date: October 15, 2014	By:	/s/ Stephen Kim
Stephen Kim
Executive Vice President, General Counsel